UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2025

Crisp Momentum Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24520	04-3021770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Park Avenue, 7th Floor New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 351-9195

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 14, 2025, Crisp Momentum Inc. (the “Company”) entered into three agreements with Banji Step K.K., a Japanese company (the “Seller”): (1) an Asset Purchase Agreement with respect to the Seller’s TaleOn Business (as defined below) (the “TaleOn APA”), (ii) an Asset Purchase Agreement with respect to the Seller’s TopReels Business (as defined below) (the “TopReels APA”), and (iii) a Share Purchase Agreement for the acquisition of shares of Carpenstream Inc (the “Carpenstream SPA”). The principal terms of each agreement are summarized below.

TaleOn APA

Pursuant to the terms of the TaleOn APA, the Company acquired from Seller all assets used in or relating to the TaleOn online short-form content distribution platform (the “TaleOn Business”). The TaleOn APA provides that the assets acquired include, among other things, intellectual property (including TaleOn trademarks and branding), technology, software, content libraries and audiovisual works (including rights to certain original shows and associated production materials), app store listings and developer materials. The consideration for the TaleOn APA consists of an aggregate purchase price of $750,000 to be satisfied, in whole or in part, by application of a setoff and credit against amounts outstanding under that certain Convertible Loan Agreement dated September 17, 2025 (the “Loan Agreement”), as previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 19, 2025. Any remaining cash consideration, if applicable, is payable by wire transfer at closing.

Closing of the transactions pursuant to the TaleOn APA is expected to occur on or about January 31, 2026 and is subject to customary closing conditions for a transaction of this nature.

TopReels APA

Pursuant to the terms of the TopReels APA, the Company acquired from Seller all assets used in or relating to the TopReels online short-form content distribution platform (the “TopReels Business”). The TopReels APA provides that the assets acquired include, among other things, intellectual property (including TopReels trademarks and branding), technology, software, content libraries and audiovisual works (including rights to certain original shows and associated production materials), app store listings and developer materials. The consideration for the TopReels APA consists of an aggregate purchase price of $1,750,000 to be satisfied, in whole or in part, by application of a setoff and credit against amounts outstanding under the Loan Agreement. Any remaining cash consideration, if applicable, is payable by wire transfer at closing.

Closing of the transactions pursuant to the TopReels APA is expected to occur on or about January 31, 2026 and is subject to customary closing conditions for a transaction of this nature.

Carpenstream SPA

Pursuant to the terms of the Carpenstream SPA, the Company acquired from Seller 30 shares of Carpenstream Inc., a California corporation, representing twenty-five percent (25%) of the issued and outstanding share capital of Carpenstream (the “Shares”). Upon closing, the Company will acquire the Shares free and clear of all encumbrances, together with related governance rights under a shareholders’ agreement for Carpenstream Inc., subject to joinder and required consents. The consideration for the Carpenstream SPA consists of an aggregate purchase price of $400,000 to be satisfied, in whole or in part, by application of a setoff and credit against amounts outstanding under the Loan Agreement. Any remaining cash consideration, if applicable, is payable by wire transfer at closing.

Closing of the transactions pursuant to the Carpenstream SPA is expected to occur on or about January 31, 2026 and is subject to customary closing conditions for a transaction of this nature.

The foregoing descriptions of the TaleOn APA, the TopReels APA, and the Carpenstream SPA do not purport to be complete and are qualified in their entirety by reference to the full text of each agreement, which are filed as exhibits to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On November 14, 2025, the Company issued a press release announcing the execution of the TaleOn APA, the TopReels APA, and the Carpenstream SPA. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated as of November 14, 2025, by and between Banji Step K.K. and Crisp Momentum Inc.*
10.2	Asset Purchase Agreement, dated as of November 14, 2025, by and between Banji Step K.K. and Crisp Momentum Inc.*
10.3	Share Purchase Agreement, dated as of November 14, 2025, by and between Banji Step K.K. and Crisp Momentum Inc.*
99.1	Press Release, dated November 14, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules or exhibits upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Crisp Momentum Inc.

Dated: November 20, 2025	By:	/s/ Renger van den Heuvel
	Name:	Renger van den Heuvel
	Title:	Chief Executive Officer